Exhibit 99.(j)

[Letterhead of KPMG LLP]

Consent of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of

Dryden Municipal Series Fund:

We consent to the incorporation by reference, in this registration statement, of our reports dated October 25, 2005, on the statements of assets and liabilities of the Dryden Municipal Fund — New York Series, Dryden Municipal Fund — New Jersey Series, Dryden Municipal Fund — Florida Series and Dryden Municipal Fund — Pennsylvania Series (hereafter referred to as the “Funds”), including the portfolios of investments, as of August 31, 2005, and the related statements of operations for the year then ended, and the statements of changes in net assets and the financial highlights for each of the years in the two-year period then ended.  The financial statements and financial highlights and our reports thereon are included in the Annual Reports of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP
New York, New York
October 26, 2005